As filed with the Securities and Exchange Commission on March 9, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933

NLIGHT, INC. (Exact name of Registrant as specified in its charter)

Delaware	91-2066376
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

5408 Northeast 88th Street, Building E Vancouver, Washington 98665
(Address of principal executive offices, including zip code)

2018 Equity Incentive Plan 2018 Employee Stock Purchase Plan
(Full title of the plan)

Scott H. Keeney President and Chief Executive Officer 5408 Northeast 88th Street, Building E Vancouver, Washington 98665 (360) 566-4460
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Patrick J. Schultheis Jeana S. Kim Bryan D. King Wilson Sonsini Goodrich & Rosati Professional Corporation 701 Fifth Avenue, Suite 5100 Seattle, Washington 98104-7036 (206) 883-2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock $0.0001 par value per share
- Reserved for issuance under the 2018 Equity Incentive Plan	1,904,219	(2)	$14.98	(4)	$28,525,201	$3,702.57
- Reserved for issuance under the 2018 Employee Stock Purchase Plan	761,687	(3)	$12.73	(5)	$9,696,276	$1,258.58

TOTAL	2,665,906				$38,221,477	$4,961.15

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable under the 2018 Equity Incentive Plan (the “2018 Plan”) and the 2018 Employee Stock Purchase Plan (the “2018 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2) Represents an automatic annual increase on January 1, 2020 to the number of shares of the Registrant’s common stock reserved for issuance under the 2018 Plan pursuant to an “evergreen” provision contained in the 2018 Plan. Pursuant to such provision, the number of shares of the Registrant’s common stock available for grant and issuance under the 2018 Plan is subject to an annual increase on the first day of each fiscal year starting on January 1, 2019, by an amount equal to the least of (i) 3,431,515 shares of common stock, (ii) five percent (5%) of the outstanding shares of common stock on the last day of the immediately preceding fiscal year or (iii) such number of shares of common stock determined by the Registrant’s board of directors.

(3) Represents an automatic annual increase on January 1, 2020 to the number of shares of the Registrant’s common stock reserved for issuance under the 2018 ESPP pursuant to an “evergreen” provision contained in the 2018 ESPP. Pursuant to such provision, the number of shares of the Registrant’s common stock available for issuance under the 2018 ESPP is subject to an annual increase on the first day of each fiscal year starting on January 1, 2019, by an amount equal to the least of (i) 857,879 shares of common stock, (ii) two percent (2%) of the outstanding shares of common stock on the last day of the immediately preceding fiscal year or (iii) such amount as determined by the administrator of the 2018 ESPP.

(4) Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $14.98 per share, which is the average of the high and low prices of Registrant’s common stock on March 6, 2020, as reported on the NASDAQ Global Select Market.

(5) Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of 85% of $14.98 per share, which is the average of the high and low prices of Registrant’s common stock on March 6, 2020, as reported on the NASDAQ Global Select Market. Pursuant to the 2018 ESPP, the purchase price of the shares of common stock reserved for issuance thereunder will be 85% of the lower of the fair market value of a share of common stock on the last trading day prior to the first trading day of each offering period or on the last trading day prior to the exercise period.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) registers additional shares of common stock of nLIGHT, Inc. (the “Registrant”) under the nLIGHT, Inc. 2018 Equity Incentive Plan (the “2018 Plan”) and the nLIGHT Inc. 2018 Employee Stock Purchase Plan (the “2018 ESPP”) for which registration statement (No. 333-224461) on Form S-8 was filed with the Securities and Exchange Commission (the “Commission”) on April 26, 2018 and registration statement (No. 333-230340) on Form S-8 was filed with the Commission on March 15, 2019. Pursuant to General Instruction E to Form S-8, the contents of such earlier registration statements are incorporated by reference into this Registration Statement, except that the provisions contained in Parts I and II of such earlier registration statements are modified as set forth in this Registration Statement.
PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.
PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(1) The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, or the Annual Report, filed with the Commission on March 9, 2020 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(2) All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act (other than the reports, or portions thereof, deemed to have been furnished and not filed with the Commission) since the end of the fiscal year covered by the Annual Report referred to in (1) above; and

(3) The description of the Registrant’s Common Stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-38462) filed with the Commission on April 18, 2018, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8. Exhibits.

			Incorporated by Reference
Exhibit Number	Exhibit Description	Form	File No.	Exhibit	Filing Date	Filed Herewith
4.1	Specimen common stock certificate of the Registrant	S-1/A	333- 224055	4.1	April 16, 2018
4.2	2018 Equity Incentive Plan and related form agreements	S-1/A	333- 224055	10.3	April 16, 2018
4.3	2018 Employee Stock Purchase Plan and related form agreements	S-1/A	333- 224055	10.4	April 16, 2018
4.4	2018 Equity Incentive Plan - Form of Restricted Stock Award Agreement	8-K	001-38462	10.1	June 4, 2018
4.5	2018 Equity Incentive Plan - Form of Restricted Stock Award Agreement (Performance-Based)	8-K	001-38462	10.2	June 4, 2018
4.6	2018 Equity Incentive Plan - Form of Restricted Stock Unit Agreement (Performance-Based)	8-K	001-38462	10.3	June 4, 2018
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation					X
23.1	Consent of Independent Registered Public Accounting Firm					X
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto)					X
24.1	Power of Attorney (contained on signature page hereto)					X

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, Washington, on the 9th day of March, 2020.

NLIGHT, INC.

By:	/s/ Scott Keeney
Name: Scott Keeney
Title: President and Chief Executive Officer
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Scott Keeney and Ran Bareket as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director or officer of nLIGHT, Inc.) to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they, he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Scott Keeney Scott Keeney	President, Chief Executive Officer and Chairman (Principal Executive Officer)	March 9, 2020
/s/ Ran Bareket Ran Bareket	Chief Financial Officer (Principal Accounting and Financial Officer)	March 9, 2020
/s/ Bandel Carano Bandel Carano	Director	March 9, 2020
/s/ Douglas Carlisle Douglas Carlisle	Director	March 9, 2020
/s/ Bill Gossman Bill Gossman	Director	March 9, 2020
/s/ Raymond Link Raymond Link	Director	March 9, 2020
/s/ Gary Locke Gary Locke	Director	March 9, 2020
/s/ Geoffrey Moore Geoffrey Moore	Director	March 9, 2020